EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of April 5, 2022, effective as of April 5, 2022 (the “Effective Date”) by and between Mathias Oelke (“Employee”) and NexImmune, Inc. (“Company”).
WHEREAS, the Company and Employee desire that Employee serve as the Company’s Chief Science Officer.
NOW THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.    Term. This Agreement shall relate to the services of Employee commencing April 5, 2022 (the “Commencement Date”). This Agreement is terminable at-will; as such, this Agreement may be terminated by either party at any time, with or without Cause, subject to the terms and conditions set forth herein.
2.    Nature of Position. Employee shall render full-time professional services to the Company in the capacity of the Chief Science Officer. Employee will report to (i) the Company’s Board of Directors (the “Board”) and (ii) the President and Chief Executive Officer and/or the Executive Vice President, Research and Development, or such other executive officer of the Company as shall be determined by the President and Chief Executive Officer. Employee shall at all times, to the best of his ability, perform all duties that may be required by virtue of his position, as set forth in the Company’s by-laws or corporate policies, or as directed by the Company. Employee will perform his services at the Company’s headquarters located in Gaithersburg, Maryland to the extent required by the Company’s needs (as reasonably determined by the Company and Employee) and will travel for the Company’s business as reasonably required.
3.    Compensation; Benefits.
A.    Salary. As of the Commencement Date, and for so long as Employee continues to serve as an employee of the Company, Employee shall be entitled to a salary of three hundred sixty thousand four hundred dollars ($360,400.00) annually (“Annual Salary”), subject to adjustment for increase by the Board, which shall review Employee’s salary and performance on at least an annual basis.
B.    Stock Options. Subject to the approval of the Board, the Company will grant to Employee an option to acquire up to 60,000 shares of the Company’s Common Stock on April 5, 2022 (the “Option”) under the NexImmune, Inc. 2021 Equity Incentive Plan (the “Plan”) at an exercise price per share equal to the Fair Market Value (as defined in the Plan) of a share of the Company’s Common Stock on the grant date determined in accordance with the terms of the Plan. Twenty-five percent (25%) of the shares subject to the Option will vest on the first anniversary of the Commencement Date, and the remaining seventy five percent (75%) of the shares subject to the Option will vest monthly in equal portions over the following three (3) year period. The Option will be subject to the terms of the Plan and a Stock Option Award Agreement. Employee shall also be eligible for additional equity grants in accordance with the Company’s long term incentive plans, the terms of which, including the value, form of equity and vesting criteria (which may include performance vesting criteria), will be determined by the Board in its sole discretion.
C.    Bonus. Employee shall be eligible to receive an annual cash bonus for each calendar year set by the Board in its sole discretion and based on such factors as the Board deems appropriate after consultation with Employee, with a target of forty percent (40%) of Employee’s Annual Salary over the time period covered by the bonus (“Target Bonus”). Employee must be employed on the last day of the calendar year to earn and be paid the annual bonus, with such bonus determined in good faith and paid when bonuses are otherwise paid to employees but not later than April 30th of the calendar year following the calendar year to which the annual bonus relates; provided, however, that a pro-rata portion of such bonus will be paid to Employee in the event Employee’s employment ends prior to the last day of a calendar year due to a Triggering Event, death or Disability.
D.    Fringe Benefits. During the term of this Agreement, Employee shall have the right to the following fringe benefits:
i.     Employee shall be entitled to participate in any incentive compensation plan, pension or profit-sharing plan, stock purchase or stock option plan to the same extent as other similarly situated executives of the Company, subject to the terms of the applicable plan.
ii.    Employee shall be entitled to participate in all health insurance, dental insurance, long-term disability insurance and other employee benefit plans instituted by the Company from time to time on the same terms and conditions as other similarly situated executives of the Company, to the extent permitted by law and subject to the terms of the applicable plan.
iii.    The Company will reimburse Employee with up to $20,000.00 per year toward a premium for a personal life insurance policy or, in the event no policy is reasonably available, Company will use commercially reasonable efforts to provide Employee with $750,000.00 in death benefits, which may be provided through a group insurance plan, a death benefit only plan for Employee, and/or another method as determined by the Company.
iv.    The benefits made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice.
4.    Expense Reimbursement. Employee shall be entitled to reimbursement of all reasonable and actual out-of-pocket expenses incurred by him in the performance of his services to the Company consistent with corporate policies, provided that the expenses are properly accounted for in accordance with the Company’s policies. Eligible expenses include (but are not limited to) the reasonable costs of travel for business reasons. Any such reimbursement will be made to Employee as soon as administratively feasible following submission of such documentation of such expense, but shall be made no later than the calendar year following the calendar year in which such expense is incurred.
5.    Termination of Employee’s Employment for any Reason. In the event of a termination of Employee’s employment for any reason (including in connection with a Triggering Event), Employee (or, in the case of Employee’s death, Employee’s beneficiary or if no such person is designated, to Employee’s estate or personal representative) shall be entitled to payment of: (i) all accrued and unpaid Annual Salary and all accrued but unused vacation time for the then-current annual period; (ii) all unreimbursed business expenses incurred through the date of termination; and (iii) any bonus pursuant to Paragraph 3(C) earned prior to the date of

Employee’s termination. Such benefits are payable in a lump sum within thirty (30) days after the date of Employee’s termination, or such earlier date as may be required by applicable law. In the event of termination of Employee’s employment with the Company due to death or Disability, as defined below, the Company will also pay Employee (or, in the case of Employee’s death, Employee’s beneficiary or if no such person is designated, Employee’s estate or personal representative) a pro-rata portion of any bonus earned pursuant to Paragraph 3(C) in the year Employee’s employment terminates in an amount equal to the annual bonus determined by the Board based on Employee’s and the Company’s performance for the applicable year, multiplied by a fraction, the numerator of which is the number of days Employee remained employed with the Company during that year and the denominator of which is three hundred sixty-five (365) (a “ProRata Bonus”). The ProRata Bonus shall be paid at the time the Company would otherwise have paid the annual bonus under Paragraph 3(C).
6.    Severance Rights.
A.    Severance Not in Connection with a Change in Control. In case of a Triggering Event that becomes effective other than during a Change in Control Period, and subject to the Release required under Paragraph 7 becoming enforceable and irrevocable, Employee shall have the following severance rights:
i.     Severance Payments. The Company shall pay Employee’s then-current Annual Salary (or the Annual Salary in effect immediately prior to any reduction if the Triggering Event is in accordance with Paragraph 13.E(iii)) for a period of six (6) months from the Triggering Event, which severance will be payable in accordance with the Company’s then-current payroll practices payable in accordance with Paragraph 7.
ii.    Bonus. The Company shall pay Employee a ProRata Bonus for the year in which Employee’s employment terminates at the time the Company would otherwise have paid the annual bonus under Paragraph 3(C).
iii.     Health Care Coverage. Subject to Employee’s timely election of continuation coverage under COBRA, the Company shall reimburse Employee the monthly premium payable to continue his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Employee (and Employee’s eligible dependents) for a period of eighteen (18) months, provided that Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that Employee obtains other employment that offers comparable group health benefits, such continuation of coverage by the Company shall immediately cease (“COBRA Reimbursements”).  If the COBRA Reimbursements would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, as defined below, the COBRA Reimbursements shall be treated as taxable payments and be subject to applicable tax withholding to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

B.    Severance in Connection with a Change in Control. In case of a Triggering Event that becomes effective during a Change in Control Period, and subject to the Release required under Paragraph 7 becoming enforceable and irrevocable, in addition to the severance rights set forth in Section 6(A), immediately upon the Release becoming enforceable and no longer subject to revocation and notwithstanding any provisions to the contrary contained in any stockholders agreement, option agreement, award agreement or other agreement, the Option along with any other restricted stock, stock options or other equity subject to forfeiture or rights of repurchase shall fully vest and (in the case of options) become exercisable, and the period to exercise the vested options shall be extended through the six month anniversary of the Termination Date.
7.    Release. The Company’s obligations under Paragraph 6 are expressly conditioned upon Employee’s execution (and non-revocation) of a release of claims in a form to be provided by the Company. The Release will carve out rights to indemnification and directors and officers liability insurance, rights as a stockholder to the extent applicable, the post-employment amounts due pursuant to Paragraphs 5 and 6 and vested benefits and vested equity. The Release must be effective and irrevocable on or prior to the sixtieth (60th) day following the termination of Employee’s employment, and any severance payable to Employee under Paragraph 6(A)(i) will be paid pursuant to the Company’s regular payroll schedule commencing on the first payroll date following the effective date of the Release, provided that if the Release review period begins in one tax year and ends in a later tax year, the payment of the severance will commence or be made in the later tax year following the date the Release is effective and irrevocable. The first installment of the severance payable under Paragraph 6(A)(i) will include those payments that would have been made to Employee had the payments commenced on the first payroll date following Employee’s termination of employment.
8.    Non-Disclosure and Assignment Agreement. Employee acknowledges and agrees that as a condition precedent to his employment, he will execute the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement in favor of the Company, the terms of which are hereby incorporated by reference, prior to commencing his employment.
9.    Indemnification. Employee shall be entitled to indemnification, in accordance with the applicable provisions of the Company's Articles of Incorporation, the Company's Bylaws and any Indemnification Agreement entered into by Employee and the Company, against all expense, liability, and loss (including attorney's fees and settlement payments) which Employee may incur by reason of any action, suit or proceeding arising from or relating to the performance of Employee's duties as an officer or director of the Company.
10.    Warranties. Each party warrants that there is no prior contract which conflicts, or shall interfere in any manner, with that party's performance of this Agreement. Each party warrants that its execution of this Agreement has been duly authorized and shall not violate any laws which may be applicable to that party. The parties have read and understand the terms of this Agreement, have sought and obtained legal counsel as they deem appropriate, and are freely entering into this Agreement, without reliance upon any statements or representations not contained herein.
11.    Section 409A Compliance.
A.    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
B.    This Agreement is intended to comply with Section 409A of the Code, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable.
C.    Any termination of Employee’s employment triggering payment of benefits under Paragraph 6 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence, to the extent necessary to comply with Section 409A or to qualify for an exemption. To the extent that the termination of Employee’s employment does not constitute a separation of service, any benefits payable under Paragraph 6 that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service.
D.    If Employee is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Paragraph 6 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (i) the business day following the six (6)-month anniversary of the date his separation from service becomes effective, and (ii) the date of Employee’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (a) the business day following the six (6)-month anniversary of the date his separation from service becomes effective, and (b) Employee’s death, the Company shall pay Employee in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid Employee prior to that date under Paragraph 6 of this Agreement.
E.    It is intended that each installment of the payments and benefits provided under Paragraph 6 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. In particular, to the extent that the installment severance payments set forth in Paragraph 6(A)(i) of this Agreement do not qualify for the short-term deferral exception, the remainder shall be divided into two (2) portions. That number of installments commencing after the last day of the short-term deferral period are in the aggregate less than two (2) times the applicable compensation limit under Section 401(a)(17) of the Code for the year in which Employee’s separation from service occurs shall be payable in accordance with Treas. Reg. §1.409A-1(b)(9)(iii) as an involuntary separation plan. The remainder of the installments shall be paid in accordance with Paragraphs 6(A)(i) and 7 above.
F.    Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.
G.    In the event any provision of this Agreement is ambiguous, but a reasonable interpretation of the provision would cause a payment or benefit not to be subject additional tax imposed by Section 409A, the parties intend that interpretation to govern this Agreement.
12.    Excess Parachute Payments.

A.    To the extent that any payment, benefit or distribution of any type to or for the benefit of Employee by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Code, then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in Employee receiving a net after tax amount that exceeds the net after tax amount Employee would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code.
B.    Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to Employee. If a reduction in the Total Payments is required by the foregoing provisions of this Paragraph, the reduction shall occur in the following order: (i) reduction of cash payments for which the full amount is treated as a parachute payment; (ii) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (iii) cancellation of any accelerated vesting of equity awards; and (iv) reduction of any continued employee benefits. In selecting the equity awards (if any), for which vesting will be reduced under clause (iii) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of the Total Payments, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant. In no event shall Employee have any discretion with respect to the ordering of payment reductions.
C.    If the Total Payments to Employee are reduced in accordance with this Paragraph as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under this Paragraph, it is possible that Total Payments to Employee which will not have been made by the Company should have been made (“Underpayment”) or that Total Payments to Employee which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee, together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto). In the event of an Overpayment, then Employee shall promptly repay to the Company the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by Employee to the date the same is repaid to the Company.
D.    All determinations to be made under this Paragraph 12 shall be made by an independent certified public accounting firm selected by the Company and agreed to by Employee immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and Employee within ten (10) days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and Employee. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.
13.    Definitions. For purposes of this Agreement the following defined terms shall have the meanings set forth below:

A.    “Cause” shall mean the occurrence of any of the following: (i) Employee has been indicted or convicted of a serious crime involving moral turpitude or a felony, including any plea of guilty or nolo contendere; (ii) Employee has engaged in fraudulent or materially dishonest actions in connection with the performance of his duties hereunder; (iii) Employee’s willful and grossly negligent or repeated refusal to perform his material duties or responsibilities after written notice of such failure; (iv) Employee’s material violation of any material written policies and procedures of the Company, that if possible to be cured, is not cured within fifteen (15) days after written notice thereof; and/or (v) Employee’s material breach of any of the material terms of this Agreement or any other material agreement that Employee now has or later has with the Company and/or any of its affiliates that is not cured within fifteen days (15) days after written notice thereof.
B.    “Change in Control” shall mean the occurrence of any of the following: (i) any bona fide sale, conveyance or disposition of all or substantially all of the Company’s assets (including, without limitation, a grant of an exclusive license or exclusive licenses to all or substantially all of the Company’s intellectual property); (ii) the acquisition of the Company by means of consolidation, merger or other form of corporate reorganization by a single or related series of transactions in which the outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a reincorporation transaction); unless the Company’s stockholders of record as constituted immediately prior to such sale, conveyance, disposition or acquisition will hold more than fifty percent (50%) of the voting power of the surviving entity immediately following such sale, conveyance, disposition or acquisition; or (iii) any person or group of persons becomes the beneficial owner of more than fifty percent (50%) of the voting power of the Company for the election of directors, but excluding a bona fide financing of the Company in which the Company issues additional or new securities in exchange for an investment in the Company, provided in each case that the Change in Control also qualifies as a “change in ownership” or a “change in the ownership of substantial assets” of the Company as defined in Treasury Regulation Section 1.409A-3(i)(5).
C.    “Change in Control Period” shall mean the period commencing on the closing of a Change in Control and the twelve (12)-month period following the consummation of the Change in Control.
D.    “Code” shall mean the Internal Revenue Code of 1986, as amended, and is interpretative regulations.
E.    “Constructive Termination” shall mean Employee’s termination of his employment as a result of the material breach by the Company of this Agreement without Employee’s express consent, including (without limitation): (i) any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities of Employee; (ii) a requirement that Employee relocate to an office more than fifty (50) miles from the Company’s headquarters in Gaithersburg, Maryland, unless closer to his personal residence; (iii) a material diminution of Employee’s Annual Salary; or (iv) a requirement that Employee be required to report to a person or other body other than the Board, provided that no such breach shall be considered a Constructive Termination unless Employee has provided the Company with written notice of such breach within ninety (90) days of the breach first occurring and the Company has failed to cure such breach within the thirty (30) day period following receipt of such notice. Employment will subsequently terminate sixty (60) days after the cure period concludes.
F.    “Disability” shall mean termination because Employee is unable to perform the essential functions of Employee’s position (with or without reasonable accommodation as such term is defined in the Americans with Disabilities Act) for six (6) months in the aggregate during any twelve-month period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law.
G.    “Triggering Event” shall mean the occurrence of any of the following: (i) the Company’s termination of Employee’s employment without Cause; or (ii) a Constructive Termination.
14.    Governing Law. This Agreement shall be governed under the internal laws of the State of Maryland, without regard to conflicts of law principles.
15.    Disputes. In the event of any difference of opinion or dispute between the parties with respect to the construction or interpretation of this Agreement or the alleged breach thereof, which cannot be settled amicably by agreement of the parties, such dispute shall be subject to the exclusive jurisdiction of the federal and State courts located in Maryland. Each party hereby submits to the jurisdiction of, and waives any objection to venue in, any such court for purposes of adjudicating any such dispute.
16.    Binding Effect. This Agreement shall bind and inure to the benefit of each party, and each of their successors, shareholders, assigns, heirs, executors, administrators, directors, managers, officers, partners, attorneys, agents, servants and employees.
17.    Entire Agreement. This Agreement, the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, plus any equity grants, represents the entire agreement between the parties regarding the subject matter hereof and shall supersede all previous communications, representations, understandings and agreements, including any employment agreements, whether oral or written, by or between the parties with respect thereto..
18.    Notices. Any notice or other communication required or permitted under this Agreement shall be deemed given on the day it is delivered in person, or on the third business day following the day in which it was mailed, by first class, registered, or certified mail, to the address of the party to receive the notice.
19.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
20.    Titles. Titles of the paragraphs of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed by reference to the title of any paragraph.
21.    Other Professional Activities. Subject to the Company’s written approval, not to be unreasonably withheld, Employee may perform certain other professional activities not related to his employment with the Company so long as those activities do not materially interfere with his obligations to the Company. The Company will review for approval, at the Company’s sole discretion, these outside activities as requested by Employee. No such approval by the Company will be deemed or construed to modify this Agreement or the Employee Proprietary Information, Inventions, Non-Competition and Non-Disclosure Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

NexImmune, Inc.
By: /s/ Kristi Jones
Name: Kristi Jones
Title: President and Chief Executive Officer

Employee
/s/ Mathias Oelke
Mathias Oelke